Exhibit 99.1

Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

Media contact:
Suzie Boland
RFB Communications Group
813-259-0345
sboland@rfbcommunications.com

Oxbridge Re Holdings Limited Reports Fourth Quarter and Full Year 2018 Results

GRAND CAYMAN, Cayman Islands (March 19, 2019) -- Oxbridge Re Holdings Limited (NASDAQ: OXBR), a provider of reinsurance solutions primarily to property and casualty insurers, reported financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Results
Net loss totaled $6.5 million or $(1.13) per basic and diluted common share, compared with a net loss of $24,000 or $(0.00) per basic and diluted common share in the fourth quarter of 2017. The increase in net loss was wholly due to the triggering during the fourth quarter of 2018 of limit losses on all reinsurance contracts, compared with no catastrophic losses during fourth quarter of 2017.

Net premiums earned totaled $1.5 million compared with $227,000 in the fourth quarter of 2017. The increase in net premiums earned was primarily due to the limit losses suffered the third quarter of 2017 resulting in a significantly lower deployment of capital during the fourth quarter of 2017 as well as an acceleration of premium recognition due to limit losses being incurred on all reinsurance contracts during the quarter ended December 31, 2018.

Net investment and other income totaled $86,000, which was offset by $48,000 of change in fair value of equity securities and by $18,000 of net realized investment losses. This compares with $71,000 of net investment income, which was offset by $82,000 of net realized investment losses in the fourth quarter of 2017.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $10.5 million compared with $240,000 in the fourth quarter of 2017. The increase in expenses was due primarily to an increase in loss and loss adjustment expenses related to the limit losses incurred on all reinsurance contracts during the quarter ended December 31, 2018, when compared to the prior year period.

At December 31, 2018, cash and cash equivalents, and restricted cash and cash equivalents, totaled $11.3 million compared with $10.9 million at December 31, 2017.

Fourth Quarter 2018 Financial Ratios
Loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums and ILW income earned. The loss ratio was 589.3% (454.1% when taking Series 2018-1 notes into consideration) for the fourth quarter of 2018, compared with 0.0% for the fourth quarter of 2017. The increase in loss ratio was due to the limit losses suffered during quarter ended December 31, 2018, when compared with no losses or loss adjustment expenses in the quarter ended December 31, 2017.

Acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses with net premiums earned. The acquisition cost ratio was 11.0% for the fourth quarter of 2018 compared with 4.0% for the same year-ago period. The increase in acquisition cost ratio was due to the overall higher weighted-average acquisition costs on reinsurance contracts in force during the quarter ended December 31, 2018, compared with the quarter ended December 31, 2017.

Expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses with net premiums and ILW income earned. The expense ratio totaled 27.3% during the fourth quarter of 2018 compared with 105.7% for the fourth quarter of 2017. The decrease in expense ratio was due primarily to a greater denominator in net premiums earned due the acceleration of premiums to match limit losses suffered during quarter ended December 31, 2018, compared to a normal unwind of unearned premium during the quarter ended December 31, 2017.

Combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio totaled 616.5% (481.3% when taking Series 2018-1 notes into consideration) for the fourth quarter of 2018 and 105.7% in the same year-ago period. The increase in combined ratio was wholly due to higher loss ratio during the quarter ended December 31, 2018, when compared with the quarter ended December 31, 2017.

Twelve Months Ended December 31, 2018 Financial Results
Net loss totaled $5.7 million or $(1.00) per basic and diluted common share, compared with net loss of $20.6 million or $(3.55) per basic and diluted common share in 2017. The significant decrease in net loss was wholly due to limit losses being suffered on a smaller-sized reinsurance portfolio during the year ended December 31, 2018, when compared with the reinsurance portfolio that suffered limit losses during the year ended December 31, 2017.

Net premiums earned totaled $2.7 million compared with $23.6 million in 2017. The decrease in net premiums earned was primarily due to the limit losses suffered in 2017 resulting in a significantly lower deployment of capital during 2018, and consequentially lower premiums, when compared with the prior fiscal year.

Net investment income totaled $366,000, which was offset by $26,000 of change in fair value of equity securities and by $255,000 of net realized investment losses. This compares with $412,000 of net investment income, which was offset by $138,000 of net realized investment losses in 2017.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, general and administrative expenses as well as a net loss on commutation, were $11.6 million compared with $44.4 million in 2017. The decrease in expenses was primarily due to a significant decrease in losses incurred as a result of limit losses being suffered on a smaller sized reinsurance portfolio during the year ended December 31, 2018, when compared with the reinsurance portfolio that suffered limit losses during the year ended December 31, 2017.

Twelve Months Ended December 31, 2018 Financial Ratios
The loss ratio was 268.6% (214.9% when taking Series 2018-1 notes into consideration) compared to a loss ratio of 180.0% during 2017. The increase in loss ratio was due to the limit losses suffered during year ended December 31, 2018 on a lower denominator in net premiums earned, when compared with the prior fiscal year.

The acquisition cost ratio was 9.6% compared with 2.9% for the same year-ago period. The increase in acquisition cost ratio was due to the overall higher weighted-average acquisition costs on reinsurance contracts in force during the year ended December 31, 2018, when compared with the prior fiscal year.

The expense ratio was 41.5% compared with 8.5% for 2017. The increase in expense ratio was due to the more significant reduction in net premiums than the decrease in policy acquisition costs as recorded during the year ended December 31, 2018, when compared with the prior fiscal year.

The combined ratio was 310.1% (256.6% when taking Series 2018-1 notes into consideration) compared with 188.5% for the year-ago period. The increase in combined ratio was wholly due to a significantly higher loss ratio during 2018, when compared with 2017.

Management Commentary
“The significant progress we made toward rebuilding our business the past few quarters were, unfortunately, severely impacted by certain natural disasters occurring world over such as Typhoon Jebi, Hurricane Michael and the California wildfires,” said Oxbridge Re Holdings President and Chief Executive Officer Jay Madhu. “However, despite these near-term setbacks, we remain debt free with a book value of $1.45. But most importantly, we are optimistic about Oxbridge’s future in the long run. Heading into the new year, we are evaluating opportunities for recovery and growth."

Conference Call
Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.oxbridgere.com.

Date: Tuesday, March 19, 2019
Time: 4:30 p.m. Eastern time
Listen-only toll-free number: 877-407-0782
Listen-only international number: 201-689-8567

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Precision IR at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge's website at www.oxbridgere.com until April 19, 2019.

Toll-free replay number: 877-481-4010
International replay number: 919-882-2331
Conference ID: 42070

About Oxbridge Re Holdings Limited

Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge Re's licensed reinsurance subsidiaries, Oxbridge Reinsurance Limited and Oxbridge RE NS, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company's ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols "OXBR" and "OXBRW," respectively. The company's ordinary shares are included in the Russell Microcap Index.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company's expectations or any related events, conditions or circumstances change.

-Tables to follow-

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At December 31,
	2018	2017

Assets
Investments:
Fixed-maturity securities, available for sale, at fair value (amortized cost: $991 and $4,450, respectively)	$993	4,433
Equity securities, available for sale, at fair value (cost of $2,058 in 2017)	-	2,036
Equity securities, at fair value (cost of $210 in 2018)	162	-
Total investments	1,155	6,469
Cash and cash equivalents	8,074	7,763
Restricted cash and cash equivalents	3,225	3,124
Accrued interest and dividend receivable	15	39
Prepayment and other receivables	74	116
Property and equipment, net	18	36
Total assets	$12,561	21,393

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$4,108	4,836
Loss experience refund payable	-	135
Losses payable	-	386
Unearned premiums reserve	-	2,012
Accounts payable and other liabilities	139	106
Total liabilities	4,247	7,475

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,733,587 and 5,916,149 shares issued and outstanding)	6	6
Additional paid-in capital	32,226	32,100
Accumulated Deficit	(23,920)	(18,149)
Accumulated other comprehensive income (loss)	2	(39)
Total shareholders’ equity	8,314	13,918
Total liabilities and shareholders’ equity	$12,561	21,393

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Statements of Operations
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Revenue
Assumed premiums	$(266)	7	$2,361	18,263
Premiums ceded	-	-	-	(880)
Change in loss experience refund payable	-	(135)	(225)	1,335
Change in unearned premiums reserve	1,740	355	592	4,849

Net premiums earned	1,474	227	2,728	23,567
Net income from derivative instruments	224	-	997	-
Net investment and other income	86	71	366	412
Net realized investment losses	(18)	(82)	(255)	(138)
Change in fair value of equity securities	(48)	-	(26)	-

Total revenue	1,718	216	3,810	23,841

Expenses
Losses and loss adjustment expenses	10,006	-	10,006	42,427
Net loss on commutation	-	-	8	-
Policy acquisition costs and underwriting expenses	162	9	263	681
General and administrative expenses	301	231	1,282	1,325

Total expenses	10,469	240	11,559	44,433

Loss before loss attributable to Series 2018-1 noteholders	(8,751)	(24)	(7,749)	(20,592)

Loss attributable to Series 2018-1 noteholders	2,296	-	2,000	-

Net income	(6,455)	(24)	$(5,749)	(20,592)

Earnings per share
Basic and Diluted	$(1.13)	(0.00)	$(1.00)	(3.55)
Diluted	$(1.13)	(0.00)	$(1.00)	(3.55)

Dividends paid per share	$-	-	$-	0.36

Performance ratios to net premiums earned:
Loss ratio	589.3%	0.0%	268.6%	180.0%
Acquisition cost ratio	11.0%	4.0%	9.6%	2.9%
Expense ratio	27.3%	105.7%	41.5%	8.5%
Combined ratio	616.5%	105.7%	310.1%	188.5%